Exhibit 99.1

Contact:	Douglas Armer
(212) 655-0220
Capital Trust Reports Third Quarter 2011 Results
NEW YORK, NY — November 1, 2011- Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended September 30, 2011.
•	Operating Results:
•	Reported consolidated net income of $13.7 million, or $0.60 per share for the third quarter ($0.57 per share on a diluted basis).
•	Consolidated assets were $1.54 billion as of September 30, 2011 and consolidated liabilities were $1.65 billion, resulting in a shareholders’ deficit of $100.2 million.
•
On an adjusted basis[1], the Company recorded a loss for the third quarter of $3.1 million, or $(0.13) per share, which is primarily attributable to the loss it recognized from its investment in CT Legacy REIT (CT Legacy REIT recorded an adjusted loss of $10.8 million for the quarter, of which the Company recognized $4.5 million).Absent this loss, the Company’s adjusted net income was $1.4 million, driven primarily by special servicing fees earned during the quarter. The Company’s cash-basis adjusted net income was $1.3 million for the quarter.

•
Adjusted assets were $104.4 million as of September 30, 2011, and adjusted liabilities were $15.4 million, resulting in adjusted shareholders’ equity of $89.0 million. Based on 24.6 million shares outstanding (fully diluted basis) at quarter end, adjusted book value per share was $3.61.

•	Investment management platform earned $4.0 million of fees during the quarter, of which $816,000 were eliminated in consolidation under GAAP.
Capital Trust, Inc.
•	As of September 30, 2011, the Company’s adjusted assets were comprised of:
•
The Company’s investment management and special servicing platform which is operated through its subsidiary, CT Investment Management Co., LLC (“CTIMCO”) and has assets under management of $4.5 billion with mandates including: (i) management of its public company parent, Capital Trust, Inc. (ii) management of CT Legacy REIT (iii) the Company’s private equity management business;(iv) collateral management of five commercial real estate CDOs; and (v) special servicing of securitized loan investments for both CTIMCO-managed vehicles and third parties.

[1]
The Company’s adjusted earnings and balance sheet reflect the exclusion of consolidated securitization vehicles and loan participations sold as well as certain non-cash expenses related to interest rate hedges.

•	Unrestricted cash of $28.2 million.
•	$11.3 million funded under its co-investment commitment to CT Opportunity Partners I, LP ($25.0 million commitment, of which $13.7 million remains unfunded).
•
Equity interest in the CT Legacy REIT portfolio (52%) with an adjusted book value of $61.1 million. Net of its obligations under the secured notes and management incentive awards plan, the Company’s equity interest in the CT Legacy REIT portfolio is $41.2 million on an adjusted basis.

•
The secured notes have a $7.7 million face amount (payoff amount of $11.1 million) and are secured solely by the Company’s initial equity interests in the common stock of CT Legacy REIT. The secured notes mature on March 31, 2016 and bear interest at a rate of 8.2%, which may be deferred until maturity.

•	The management incentive awards provide for the participation in up to 6.75% of the net recovery of CT Legacy REIT.
•
100% of CT Legacy REIT’s class A preferred stock. The class A preferred stock initially entitles the Company to cumulative preferred dividends of $7.5 million per annum, which dividends will be reduced in January 2013 to the greater of (i) 2.5% of CT Legacy REIT’s assets, and (ii) $1.0 million per annum.

•	The Company has no recourse liabilities.
•	Significant net operating loss carryforwards are available to the Company to offset taxable income in future periods.
CT Investment Management Co., LLC
All of the Company’s investment management activities are conducted through its wholly-owned, investment management subsidiary, CTIMCO. CTIMCO is headquartered in New York, employs all 29 of the Company’s employees, and is operated as a taxable subsidiary of the Company. Since its inception, CTIMCO has originated approximately $12.0 billion of commercial real estate debt and related investments and has raised over $3.5 billion of private equity capital, as well as over $10 billion of public and private debt capital. CTIMCO currently manages approximately $4.5 billion of assets including its public company parent, CT Legacy REIT, five commercial real estate CDOs, three private equity funds, and one separate account. In addition, CTIMCO is an approved special servicer by all three rating agencies and is the named special servicer on $2.3 billion of loans.
•	CTIMCO earned $4.0 million of fees during the quarter, and $9.0 million year-to-date ($816,000 and $1.9 million of fees were eliminated in consolidation under GAAP, respectively).

•	CTIMCO is currently investing CT Opportunity Partners I, a fund with $539.9 million of total equity commitments of which $296.0 million remains undrawn.
•	CTIMCO manages three other funds with total original equity commitments of $1.4 billion and total investments of $1.0 billion.
•	During the quarter, CTIMCO originated three new investments, $137.7 million in the aggregate, for its investment management vehicles.
CT Legacy REIT
In connection with its March 2011 restructuring, the Company transferred substantially all of its directly held interest earning assets to CT Legacy REIT, and either transferred or extinguished all of its recourse liabilities.
CT Legacy REIT, which is expected to be taxed as a REIT commencing in 2011, is owned 52% by the Company, 24% by an affiliate of the mezzanine loan lender, and 24% by the Company’s former lenders under its senior credit facility. In addition, CT Legacy REIT issued a subordinate class of common stock to the Company’s former junior subordinated noteholders. The Company manages CT Legacy REIT as a liquidating portfolio.
•	Adjusted Operating Results:
•
CT Legacy REIT’s adjusted net loss of $10.8 million for the quarter was primarily driven by (i) $23.5 million of securities impairments, and (ii) $1.9 million of preferred dividends, offset by (iii) a $14.5 million recovery of previous loan loss provisions. CT Legacy REIT’s cash-basis adjusted net income was $734,000 for the quarter.

•	Assets:
•	Cash of $13.7 million as of September 30, 2011.
•	Collected asset repayments of $265.9 million during the second and third quarters, representing 50.0% of the initial net book value of the CT Legacy REIT portfolio.
•	18 loans with a principal balance of $379.5 million, adjusted book balance of $239.1 million, and fair value of $208.0 million.
•	$14.5 million recovery of previous loan impairments recorded during the quarter (total impairments in the portfolio of $140.3 million against six loans).
•	14 securities with a principal balance of $143.7 million, adjusted book balance of $7.9 million, and fair value (excluding CDO residual interests) of $3.5 million.
•	$23.5 million of credit impairments recorded during the quarter (total credit impairments in the portfolio of $135.2 million against 11 securities).

•	Liabilities:
•
Repayment of $238.1 million of repurchase obligations during the second and third quarters (78.1% of their post-restructuring balance), including the full repayment and termination of the Morgan Stanley and Citigroup facilities and a release of their remaining collateral. The only remaining repurchase obligation is a $66.7 million facility with JP Morgan.

•	Interest rate LIBOR+2.50%
•	Matures December 15, 2014
•	Subject to scheduled pay down hurdles and rate increases
•	$64.1 million mezzanine loan (down from an initial balance of $83.0 million)
•	15.0% interest rate (8.0% paid current, 7.0% deferred)
•	Matures on March 31, 2016
Adjusted Balance Sheet and Operating Results
The consolidated financial statements of the Company include 10 consolidated securitization vehicles which are all non-recourse, as well as assets and liabilities related to loan participations sold which did not qualify as sales under accounting principles generally accepted in the United States (“GAAP”). This has resulted in a presentation of gross assets and liabilities, provisions/impairments, and operations being recorded in excess of the Company’s economic interests in such entities.
The Company’s adjusted balance sheet and operating results (i) eliminate loan participations sold, and (ii) deconsolidate securitization vehicles which are presented gross in accordance with GAAP, and show instead the Company’s cash investment in these non-recourse entities, adjusted for losses expected or incurred, and the cash income earned thereon. Due to the non-recourse nature of these entities, the Company’s investment amount as well as its income from these entities cannot be less than zero on a cash basis. In addition, non-cash interest expense recognized due to interest rate swaps no longer designated as cash flow hedges is eliminated.

Also, the adjusted balance sheet and operating results separately show the Company’s financial position and operations from those of CT Legacy REIT.
The Company’s adjusted balance sheet is not an alternative or substitute for its consolidated balance sheet prepared in accordance with GAAP as a measure of its financial position, and the Company’s adjusted operating results are not an alternative or substitute for net income reported in accordance with GAAP as a measure of the Company’s performance. Rather, the Company believes that its adjusted balance sheet and operating results provide meaningful information to consider, in addition to its consolidated balance sheet and statement of operations prepared in accordance with GAAP, because these measures help the Company evaluate its financial position and performance without the effects of certain transactions and GAAP adjustments that are not necessarily indicative of the Company’s current investment portfolio, capitalization, or shareholders’ equity.
The Company’s adjusted balance sheet should not be viewed as an alternative measure of shareholders’ equity. Similarly, adjusted earnings should not be viewed as an alternative measure of either the Company’s operating liquidity or funds available for its cash needs. In addition, the Company may not prepare its adjusted balance sheet or adjusted earnings in the same manner as other companies that use similarly titled measures.

Adjusted Balance Sheet as of September 30, 2011
(in thousands, except per share data)

			Adjusted Balance Sheet
	Consolidated GAAP		CT Legacy	Capital
	Capital Trust, Inc.	Adjustments(1)(2)(3)	REIT	Trust, Inc.
Assets
Cash and cash equivalents	$28,219	$—	$—	$28,219
Loans receivable, net	24,945	(24,945)	—	—
Equity investments in unconsolidated subsidiaries	10,611	—	—	10,611
Investment in CT Legacy REIT	—	61,098	—	61,098
Deferred income taxes	1,750	—	—	1,750
Prepaid expenses and other assets	2,109	625	—	2,734

Subtotal	67,634	36,778	—	104,412

Assets of Consolidated VIEs
CT Legacy REIT, Excluding Securitization Vehicles
Restricted cash	13,715	—	13,715	—
Securities held-to-maturity	2,591	5,320	7,911	—
Loans receivable, net	207,028	—	207,028	—
Loans held-for-sale, net	32,107	—	32,107	—
Accrued interest receivable and other assets	4,638	—	4,638	—

Subtotal	260,079	5,320	265,399	—

Assets of consolidated securitization vehicles	1,212,176	(1,212,176)	—	—

Total/adjusted assets	$1,539,889	$(1,170,078)	$265,399	$104,412

Liabilities & Shareholders’ Equity
Accounts payable and accrued expenses	$7,717	$—	$—	$7,717
Secured notes	7,686	—	—	7,686
Participations sold	24,945	(24,945)	—	—

Subtotal	40,348	(24,945)	—	15,403

Non-Recourse Liabilities of Consolidated VIEs
CT Legacy REIT, Excluding Securitization Vehicles
Accounts payable and accrued expenses	683	625	1,308	—
Repurchase obligations	66,637	—	66,637	—
Mezzanine loan, net of unamortized discount	53,367	—	53,367	—
Participations sold	97,465	(97,465)	—	—
Interest rate hedge liabilities	9,326	—	9,326	—

Subtotal	227,478	(96,840)	130,638	—

Liabilities of consolidated securitization vehicles	1,382,916	(1,382,916)	—	—

Total/adjusted liabilities	1,650,742	(1,504,701)	130,638	15,403

Total/adjusted equity	(100,165)	323,935	134,761	89,009

Noncontrolling interests	(10,688)	10,688	—	—

Total/adjusted liabilities and shareholders’ equity	$1,539,889	$(1,170,078)	$265,399	$104,412

Capital Trust, Inc. book value/adjusted book value per share:
Basic	$(4.40)			$3.91
Diluted	$(4.40)			$3.61

(1)
All securitization vehicles have been deconsolidated and reported at their cash investment amount, adjusted for current losses relative to the Company’s equity investment in each vehicle. Due to the non-recourse nature of these entities, the Company’s investment cannot be less than zero on a cash basis. See note 11 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of consolidated securitization vehicles.

(2)
Loan participations which have been sold to third-parties, and did not qualify for sale accounting, have been eliminated. See Note 8 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of loan participations sold.

(3)
Non-cash interest expense recognized due to interest rate swaps no longer designated as cash flow hedges has been eliminated. See Note 10 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of interest rate swaps not designated as hedging instruments.

Adjusted Income Statement for the Nine Months Ended September 30, 2011
(in thousands, except per share data)

			Adjusted Income Statement
	Consolidated GAAP		CT Legacy	Capital
	Capital Trust, Inc.	Adjustments(1)(2)(3)	REIT	Trust, Inc.

Income from loans and other investments:
Interest and related income	$95,187	$(73,013)	$13,420	$8,754
Less: Interest and related expenses	80,381	(60,492)	15,784	4,105

Income from loans and other investments, net	14,806	(12,521)	(2,364)	4,649

Other revenues:
Management fees from affiliates	4,927	—	—	4,927
Servicing fees	2,208	632	—	2,840

Total other revenues	7,135	632	—	7,767

Other expenses:
General and administrative	19,868	(646)	2,133	17,089

Total other expenses	19,868	(646)	2,133	17,089

Total other-than-temporary impairments on securities	(35,620)	12,131	(23,476)	(13)
Portion of other-than-temporary impairments on securities recognized in other comprehensive income	(3,098)	1,458	—	(1,640)
Impairments on real estate held-for-sale	(1,055)	1,055	—	—

Net impairments recognized in earnings	(39,773)	14,644	(23,476)	(1,653)

Recovery of (provision for) loan losses	34,401	(21,439)	5,048	7,914
Valuation allowance on loans held-for-sale	(224)	—	(224)	—
Gain on extinguishment of debt	271,031	(96,185)	—	174,846
Income from equity investments	2,105	—	—	2,105
Loss from CT Legacy REIT	—	—	—	(11,170)
Intercompany dividends	—	—	(3,771)	3,771

Income (loss)/adjusted income (loss) before income taxes	269,613	(114,223)	(26,920)	171,140

Income tax provision	1,214	—	—	1,214

Net income (loss)/adjusted net income (loss) before noncontrolling interests	268,399	(114,223)	(26,920)	169,926

Less: Net income attributable to noncontrolling interests	(1,935)	1,935	—	—

Net income (loss)/adjusted net income (loss)	$266,464	$(112,288)	$(26,920)	$169,926

Earnings/adjusted earnings per share:
Basic	$11.77			$7.51
Diluted	$11.08			$7.06

(1)
All securitization vehicles have been deconsolidated; adjusted balances include only cash income received from such vehicles. Due to the non-recourse nature of these entities, the Company’s net income from such entities cannot be less than zero on a cash basis. See note 11 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of consolidated securitization vehicles.

(2)
Loan participations which have been sold to third-parties, which did not qualify for sale accounting, have been eliminated. See Note 8 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of loan participations sold.

(3)
Non-cash interest expense recognized due to interest rate swaps no longer designated as cash flow hedges has been eliminated. See Note 10 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of interest rate swaps not designated as hedging instruments.

Adjusted Income Statement for the Three Months Ended September 30, 2011
(in thousands, except per share data)

			Adjusted Income Statement
	Consolidated GAAP		CT Legacy	Capital
	Capital Trust, Inc.	Adjustments(1)(2)(3)	REIT	Trust, Inc.

Income from loans and other investments:
Interest and related income	$25,642	$(19,763)	$5,879	$—
Less: Interest and related expenses	21,838	(16,217)	5,523	98

Income from loans and other investments, net	3,804	(3,546)	356	(98)

Other revenues:
Management fees from affiliates	1,753	—	—	1,753
Servicing fees	1,460	198	—	1,658

Total other revenues	3,213	198	—	3,411

Other expenses:
General and administrative	4,941	(323)	305	4,313

Total other expenses	4,941	(323)	305	4,313

Total other-than-temporary impairments on securities	(30,687)	7,211	(23,476)	—
Portion of other-than-temporary impairments on securities recognized in other comprehensive income	173	(173)	—	—
Impairments on real estate held-for-sale	(1,055)	1,055	—	—

Net impairments recognized in earnings	(31,569)	8,093	(23,476)	—

Recovery of (provision for) loan losses	17,152	(2,670)	14,482	—
Gain on extinguishment of debt	20,054	(20,054)	—	—
Income from equity investments	307	—	—	307
Loss from CT Legacy REIT	—	—	—	(4,480)
Intercompany dividends	—	—	(1,875)	1,875

Income (loss)/adjusted loss before income taxes	8,020	(17,656)	(10,818)	(3,298)

Income tax benefit	(236)	—	—	(236)

Net income (loss)/adjusted net loss before noncontrolling interests	8,256	(17,656)	(10,818)	(3,062)

Less: Net income attributable to noncontrolling interests	5,466	(5,466)	—	—

Net income (loss)/adjusted net loss	$13,722	$(23,122)	$(10,818)	$(3,062)

Earnings/adjusted earnings per share:
Basic	$0.60			$(0.13)
Diluted	$0.57			$(0.13)

(1)
All securitization vehicles have been deconsolidated; adjusted balances include only cash income received from such vehicles. Due to the non-recourse nature of these entities, the Company’s net income from such entities cannot be less than zero on a cash basis. See note 11 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of consolidated securitization vehicles.

(2)
Loan participations which have been sold to third-parties, which did not qualify for sale accounting, have been eliminated. See Note 8 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of loan participations sold.

(3)
Non-cash interest expense recognized due to interest rate swaps no longer designated as cash flow hedges has been eliminated. See Note 10 to the Company’s Form 10-Q, filed on November 2, 2011, for discussion of interest rate swaps not designated as hedging instruments.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, November 2, 2011 to discuss third quarter 2011 results. Interested parties can access the call toll free by dialing (800) 862-9098 or 785-424-1051 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on November 2, 2011 through midnight on Wednesday, November 16, 2011. The replay call number is 800-695-2185 or 402-530-9028 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the continued credit performance and recovery from the Company’s retained balance sheet and transferred legacy assets, the success of the Company’s efforts to raise additional capital and re-commence balance sheet investment activity, its asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets and the impact of these events, conditions and uncertainties on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a fully integrated, self-managed real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, investing both for its balance sheet and for third party vehicles. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.”The Company is headquartered in New York City.